EXHIBIT 10.29

FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

     This First Amendment to Subscription Agreement is entered into as of this 12th day of February, 2002, by and between uDate.com, Inc., a Delaware corporation and the successor corporation of Anthem Recording West, Inc., a California corporation (the “Company”), and Innovative Finance Limited (“Innovative Finance”).

WITNESSETH

     WHEREAS, the parties hereto entered into a Subscription Agreement dated May 23, 2000 (the “Original Subscription Agreement”);

     WHEREAS, among other things, the Original Subscription Agreement provided for Innovative Finance to acquire the Warrants (as such term is defined in the Original Subscription Agreement);

     WHEREAS, prior to the date hereof, Innovative Finance has not exercised the Warrants or sold, transferred or otherwise disposed of the Warrants;

     WHEREAS, Section 2.1 of the Original Subscription Agreement provides, “Each whole Warrant will entitle the Purchaser to subscribe for one additional common share of the Company at a price of U.S. $7.50 per share at any time up to 5:00 p.m. local time in Vancouver, B.C. on the first anniversary of the Closing Date, and thereafter at a price of U.S. $10.00 per share at any time up to 5:00 p.m. local time on the second anniversary of the Closing Date.” and Section 4.1 of the Original Subscription Agreement defines “Closing Date” as May 23, 2000;

     WHEREAS, the closing bid price of the Company’s common stock (the “Company Common Stock”) on the Over the Counter Bulletin Board on February 11, 2002 was $3.50 per share; and

     WHEREAS, the Company and Innovative Finance desire to amend the Original Subscription Agreement to provide for the termination, upon the occurrence of certain mergers involving the Company, of the Warrants and Innovative Finance’s right to acquire securities of the Company upon exercise of the Warrants.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.     Termination of the Warrants; Release.

              (a)      Each of the Company and Innovative Finance agrees that the Original Subscription Agreement is hereby amended to provide that (i) the Warrants shall terminate on the earlier to occur of (x) 5:00 p.m. local time on May 23, 2002 and (y) immediately prior to the effective time of a merger involving the Company pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive cash or other consideration with a value equal to or less than U.S. $10.00, and (ii) effective as of the time of termination provided for in clause (i) of this sentence, any and all interests in and rights to the Warrants under the Original Subscription Agreement held by Innovative Finance shall be terminated and waived, including without limitation Innovative Finance’s right to acquire securities of the Company upon exercise of the Warrants. To the extent the Warrant is then outstanding, Innovative Finance hereby further agrees to exercise the Warrant in full prior to the effective time of a merger involving the Company pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive cash or other consideration with a value greater than U.S. $10.00

             (b)      Innovative Finance hereby releases and forever discharges (i) the Company and its affiliates, subsidiaries and predecessors, (ii) the officers, directors, stockholders, affiliates, agents and employees of each person or entity named in clause (i), and (iii) the executors, heirs, successors and assigns of each person or entity named in clauses (i) and (ii) (all the persons and entities named in clauses (i), (ii) and (iii), the “Released Parties”), from any and all claims of every kind and nature, whether known or unknown, that Innovative Finance now has, ever had or might in the future have against the Released Parties arising out of or related to the Warrants or this First Amendment to Subscription Agreement.

     2.     Amendment Only. As amended hereby, the Original Subscription Agreement is hereby confirmed to be in full force and effect.

     3.     Confidentiality. The Company and Innovative Finance acknowledge that, in connection with the execution of this First Amendment to Subscription Agreement, Innovative Finance has received certain confidential information concerning the Company and its plans and goals for future operations. Innovative Finance hereby agrees that such information will be kept confidential and that Innovative Finance and its directors, officers, employees, agents or advisors will not disclose any of such information in any manner whatsoever.

     4.     Ownership of the Warrants. Innovative Finance represents and warrants to the Company that Innovative Finance has not exercised the Warrants or sold, transferred or otherwise disposed of the Warrants.

     5.     Counterparts. This First Amendment to Subscription Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     6.     Entire Agreement; Amendment. This First Amendment to Subscription Agreement constitutes the entire agreement of the parties hereto pertaining to the subject matter hereof. This First Amendment to Subscription Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     7.     Governing Law; Consent to Jurisdiction. This First Amendment to Subscription Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this First Amendment to Subscription Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this First Amendment to Subscription Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this First Amendment to Subscription Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto.

     IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Subscription Agreement as of the date first above written.

UDATE.COM, INC

By: /s/ Mel Morris Name: Mel Morris Title: CEO

INNOVATIVE FINANCE LIMITED

By: /s/ M.P. Reagan Name: M.P. Reagan Title: Director